EXHIBIT 23



                           CONSENT OF INDEPENDENT AUDITORS



          We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-12005, 33-24363, 33-48626, and 33-
          83500) pertaining to the Incentive Stock Option Plan, the Non-Qualified Stock Option Plan and the Special Stock Option Plan of BeautiControl Cosmetics, Inc., and the Registration Statement (Form S-8 No. 333-17479) pertaining to the 1996 Incentive Stock Option Plan and the 1996 Non-Qualified Stock Option Plan of BeautiControl Cosmetics, Inc. of our report dated December 19, 1996, with respect to the consolidated financial statements of BeautiControl Cosmetics, Inc. and Subsidiaries included in the Annual Report (Form 10-K) for the year ended November 30, 1996.



      /S/ ERNST & YOUNG LLP
          ERNST & YOUNG LLP

          Dallas, Texas
          February 24, 1997